CONTINENTAL CHOICE CARE, INC.
                          CHANGES NAME TO TECHSYS, INC.
                            AND TICKER SYMBOL TO TKSS

         LIVINGSTON, N.J.--August 23, 2000. Continental Choice Care, Inc. (CCCI-NASDAQ) will change its name to TechSys, Inc. effective at 12:01 a.m. on Thursday, August 24, 2000. Effective upon the opening of business on Thursday, August 24, 2000, the Company's Nasdaq ticker symbol will change to TKSS. Certificates representing shares of the Company's Common Stock issued after the date of the name change will bear the new name and a new CUSIP number.
Shareholders will not be required to exchange old certificates for new certificates.

         Steven L. Trenk, President of CCCI, said "We're very excited about our new name and ticker symbol which boldly symbolize our commitment to the Internet Technology business. We have developed a strategy which focuses on the extraordinary opportunities available in emerging markets with particular emphasis on India based businesses. We aim to stand out as one of a limited number of India focused companies traded on the US markets, helping enhance shareholder value."

         This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including the risk factors set forth in the Company's registration statement (No. 333-3194) filed with the Securities and Exchange Commision on March 8, 2000.


Contact:  Continental Choice Care, Inc.
          Steven L. Trenk, President
          973.422.1666 Ext. 130